EXHIBIT 14

NEWALLIANCE BANCSHARES, INC

CODE OF CONDUCT FOR

SENIOR EXECUTIVE FINANCIAL OFFICERS

OUR GOALS

Provide Customers with the financial services they want and need.

Provide all segments of our communities with access to financial services.

Provide our employees with opportunities for professional growth and recognition.

Set a standard of conduct which reflects positively on the Company.

Protect the Company against financial loss.

Preserve a climate of trust with our customers.

OUR VALUES

Comply strictly with all laws and regulations.

Strive to uphold the highest ethical standards.

Provide prompt, courteous and helpful customer service.

Continue to enjoy the trust of our customers and communities.

Improve on what we do each day.

SHAREHOLDER VALUE

The Company’s directors and employees shall endeavor

to act in the best interest of the Company and its stockholders.

Introduction

NewAlliance Bancshares, Inc. and its subsidiaries (the “Company”) are committed to the highest standards of ethical conduct in the fulfillment of our Goals and Values. Our reputation for integrity and honesty must be preserved and strengthened as we grow into new markets. Our reputation provides us with a competitive advantage in the financial services industry and it is fundamental to the way we do business.

This Code of Conduct for Senior Financial Officers has been adopted by the Board of Directors of NewAlliance Bancshares, Inc. to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s senior officers who have financial responsibilities.

Applicability

As used in this Code, the term Senior Financial Officer means the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

Principles and Practices

In performing his or her duties, each Senior Financial Officer must:

(1) maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest as defined in the Company’s Code of Conduct;

(2) report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to conflict;

(3) provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications;

(4) comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

(5) promptly report violations of this Code to the Audit Committee directly or through its whistle-blower process.

Senior Financial Officers must also comply with the Code of Conduct applicable to the Company’s Directors, officers, and employees generally.

Waiver

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee. Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

Compliance and Accountability

The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action.

Each Senior Executive Financial Officer is required to complete an Annual Statement of Compliance with the Code which will be filed with the Corporate Secretary.

ANNUAL REPORT OF COMPLIANCE WITH THE SENIOR EXECUTIVE FINANCIAL OFFICERS’ CODE OF CONDUCT FOR NEWALLIANCE BANCSHARES, INC. AND/OR SUBSIDIARIES

I,                     , A SENIOR EXECUTIVE FINANCIAL OFFICER OF NEWALLIANCE BANCSHARES, INC., HAVE REVIEWED THE CODE OF CONDUCT, AND HAVE COMPLIED, AND WILL IN THE FUTURE COMPLY, WITH THE CODE AS APPLICABLE TO ME.

DATE	SIGNATURE

NAME, PLEASE PRINT

4